                     DEVELOPMENT PROPERTY ACQUISITION AGREEMENT

     THIS AGREEMENT, made as of the 22nd day of June, 1998 (the "Contract Date"), by and between CONSTELLATION PROPERTIES, INC., a Maryland corporation ("Seller"), and CORPORATE OFFICE PROPERTIES, L.P., a Delaware limited partnership, and its assigns ("Buyer").

                                B A C K G R O U N D

     Seller is the sole shareholder of CPI Springfield, Inc., a Maryland corporation ("CPI Springfield"). CPI Springfield is the sole member of Constellation-Springfield, LLC, a Maryland limited liability company ("Constellation-Springfield"). Constellation-Springfield is the holder of a sixty percent (60%) member interest (the "Member Interest") in Fran-Spring TSA, LLC, a Virginia limited liability company (the "Company"). Constellation-Springfield's Member Interest is a sixty percent (60%) capital, profits, voting and other interest in the Company. The Seller, Constellation-Springfield and CPI Springfield shall be referred to herein collectively from time to time as the "Constellation Parties" and individually as a "Constellation Party."

     The Company is the record and beneficial owner of approximately 14.93 acres of land identified as Tax Map 90-2(l) Parcel 61 on the Tax Maps of Fairfax County, Virginia, as more particularly described on Exhibit "A" hereto, together with the buildings and other improvements now or hereafter situate thereon, and together with the appurtenances thereto (including, without limitation, all easements, rights-of-way, ancillary and/or adjacent lands and other real property rights and benefits belonging to or running with the owner of the property (collectively, the "Property"). The Company is in the process of completing construction of a retail shopping center consisting or approximately 119,099 rentable square feet of retail space and related improvements on the Property (the "Improvements") in accordance with the Plans (as defined on Exhibit "C").

     Seller desires to sell and convey and the Buyer desires to purchase and accept, 100% of the issued and outstanding shares of stock in CPI Springfield (the "Shares") according to the terms and conditions of this Agreement.

     Capitalized terms used in this Agreement shall have the meanings set forth herein, including the definitions set forth on Exhibit "C."

     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties agree as follows:

     1. SALE AND PURCHASE. Seller hereby agrees to sell and convey to Buyer, which hereby agrees, subject to the conditions set forth herein, to purchase from Seller, the Shares.

     2.   PURCHASE PRICE.

          (a) Provided that the Property is generating NOI (as defined below) equal to at least $2,372,000.00 at the time of Closing (as defined below), the purchase price for the Shares shall be equal to forty-eight percent (48%) of the difference between (i) Twenty Five Million Five Hundred Fifty Thousand Dollars ($25,550,000.00) MINUS (ii) the principal balance plus accrued interest outstanding with respect to the Assumed Indebtedness (as defined in Section 8(o)), as certified by the holder of the Assumed Indebtedness (the "Purchase Price"). The Purchase Price shall be paid by the Buyer by delivery of immediately available wire transfer funds to Seller to such account as shall be designated by Seller.

          (b) If NOI is less than $2,372,000.00 at the time of Closing, the Purchase Price shall be reduced and shall be equal to the NOI at the time of Closing divided by a capitalization rate of 9.3%, provided, however that in no event shall Seller or Buyer be obligated to complete Closing hereunder unless and until NOI has reached $2,000,000.00. Notwithstanding anything to the contrary contained in this Agreement, if NOI has not reached $2,000,000.00 by July 1, 1999 for any reason whatsoever, Buyer and Seller shall each have the right, by written notice to the other, to terminate this Agreement, in which event neither party shall have any further liability or obligation hereunder.

          (c) The term "NOI" means the net operating income for the Property determined as customarily calculated in the commercial real estate industry for retail shopping center properties similar to the Property, based on the annualized operating revenues to be received from the Property from Leases in effect on the Closing Date (as those terms are defined below) less the estimated annual operating expenses, including, without limitation, a management fee of three and one-half percent (3 1/2%) of revenues, and a vacancy reserve of two and one-half percent (2 1/2%) of the number of square feet of the Property times the anticipated average rent per square foot for the Property. In computing NOI, credit shall be given for rental income from Leases in effect at Closing, but under which rent payment has not commenced as of the Closing Date (the "Open Leases"). The portion of the Purchase Price based upon such Open Leases (the "Open Lease Holdback") shall be placed in escrow at Closing with Commonwealth Land Title Insurance Company under an escrow agreement reasonably acceptable to Seller and Buyer. The Open Lease Holdback shall be paid to Seller only to the extent of the portion of the Open Lease Holdback based upon Open Leases under which rent payment commences within one hundred twenty (120) days after the Closing Date. If rent payment does not commence under any one (1) or more of the Open Leases within one hundred twenty (120) days after the Closing Date, the portion of the Open Lease Holdback based upon such Open Leases shall be paid to Buyer. The term "Leases" shall mean all leases and other agreements to occupy all or any portion of the Property executed and in effect on the Contract Date or into which the Company enters prior to the Closing (as defined below), but pursuant to the express terms of this Agreement.

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

     3.   CLOSING.

          (a) CLOSING DATE. The sale and transfer of the Shares, the payment of the Purchase Price and the completion of all other transactions contemplated by this Agreement ("Closing") shall take place at the offices of Seller set forth in Section 17 of this Agreement, or at such other place as may mutually agreed upon by the parties. The Closing shall commence at 10:00 a.m. on the date (the "Closing Date"), within fifteen (15) days after the Leasing Requirements Satisfaction Date (defined at Section 5(b)), specified by Buyer upon not less than five (5) days written notice to the Seller, and, in any event, subject to Section 2(b) above, the Closing Date shall be not later than July 1, 1999.

          (b) SELLER DELIVERIES. At Closing, Seller shall deliver or cause to be delivered to Buyer the following in respect of the Shares, in form and substance reasonably acceptable to Buyer and Seller and their respective counsel:

               (1) ASSIGNMENT DOCUMENTATION. An assignment and certificates representing all of the Shares sold hereunder, endorsed in blank or to Buyer or its nominee as Buyer may elect;

               (2) ORGANIZATIONAL DOCUMENTS. The minute book, stock certificates book, corporate seal, articles of incorporation, bylaws, all books of account, all agreements, documents and other books, records, papers and instruments of or pertaining to the business and affairs of CPI Springfield (to the extent not previously delivered as part of Seller's Deliveries, as hereinafter defined);

               (3) RESIGNATIONS AND APPOINTMENT. Written resignations of all directors and officers of CPI Springfield, and the written resignations of Constellation Springfield's two (2) members of the Company's Management Committee, and appointment to such Management Committee of two (2) members designated by Buyer;

               (4) RELEASE. A release from Seller, releasing the Buyer (and its designee(s)) as the sole shareholder of CPI Springfield from any obligations and liabilities with respect to the formation of CPI Springfield and Constellation-Springfield, and any other matter arising from business done, transactions entered into or event occurring prior to the Closing;

               (5) OPINIONS. (A) An opinion of Daniel R. Skowronski, Esquire, General Counsel of Constellation Holdings, Inc., the parent of Seller, in form and substance reasonably satisfactory to Buyer and Buyer's counsel, providing or with respect to: (i) the legal existence and good standing of each of the Constellation Parties and the Company in its state of formation; (ii) the due authorization, execution and delivery of this Agreement, and the other documents required (under the terms of this Agreement) to be delivered by Seller;
(iii) that this Agreement and the other documents required (under the terms of this Agreement) to be delivered by Seller, constitute the legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding of equity or at law; (iv) the execution and delivery of this Agreement and all other agreements delivered in connection herewith or at the Closing, the consummation of the transactions herein contemplated, and compliance with the terms of this Agreement and all other agreements delivered in connection herewith or at the Closing will not conflict with, or result in a breach of, any of the terms, conditions or provisions of, or constitute a default under, any note, indenture, mortgage, deed of trust, contract or other agreement or instrument to which either the Constellation Parties or the Company is a party or by which the Constellation Parties or the Company is bound, or any law or order, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign; and (v) there is no litigation or investigation pending or, to the best of such counsel's knowledge, threatened against any of the Constellation Parties, the Company, the Property, or any part thereof, and
(B) an opinion of Miles and Stockbridge, Baltimore, Maryland, in form and substance reasonably satisfactory to Buyer and Buyer's counsel, providing that
(i) the Operating Agreement is in full force and effect and has not been amended; (ii) the transfer of Shares does not trigger the Right of First Refusal (as defined in Section 10(d) below); and (iii) the transfer of Shares does not require the consent of Fried (as defined in Section 10(d) below), does not constitute an impermissible transfer of the Member Interest, and does not otherwise constitute a breach of or default under the Operating Agreement (as defined in Section 10(d) below).

               (6) ESTOPPEL CERTIFICATES. Using Seller's commercially reasonable efforts, Tenant estoppel certificate from Tenants occupying at least eighty percent (80%) of the Improvements or such larger percentage as Buyer's lender or lenders may require (provided, that Buyer advises Seller of lender requirements at least thirty (30) days before Closing) (the "Estoppel Certificate"), dated no earlier than 30 days prior to the Closing Date, from each of the Tenants. The Estoppel Certificate shall be certified to Buyer and any other party designated by Buyer. If the Constellation Parties (despite their required commercially reasonable efforts) are unable to obtain an Estoppel Certificate from the required percentage of Tenants, Buyer and Seller shall proceed to close and Buyer shall accept Seller's own Estoppel Certificate with respect to the Lease and tenancy for which the Constellation Parties failed to procure an Estoppel Certificate from the relevant Tenant (and any Estoppel Certificate so executed by a Seller shall also be tailored, in a manner mutually and reasonably acceptable to Buyer and Seller, to reflect its issuance by the landlord, rather than the Tenant in question). Each such Estoppel Certificate shall be substantially in the form attached hereto as Exhibit "B" or in such other form as Buyer's lender or lenders may require.

               (7) LENDER'S APPROVAL. The Lender's Approval from the holder of the Assumed Indebtedness in conformity with Section 13(a)(4) below.

               (8) CLOSING STATEMENT. A closing statement conforming to the proration and other relevant provisions of this Agreement (the "Closing Statement") duly executed by Seller;

               (9) PLANS AND SPECIFICATIONS. All plans and specifications relating to the Property (including the Plans) in the possession and control of the Company or any of the Constellation Parties, or otherwise available to such entities;

               (10) TAX BILLS. Copies of the most currently available Tax Bills to the extent not previously delivered to Buyer;

               (11) RENT ROLL AND OPERATING STATEMENTS. An updated Rent Roll and Operating Statements (as defined on Exhibit "C") for the Property, prepared as of the Closing Date, certified by the Seller to be true, complete and correct through the Closing Date;

               (12) CERTIFICATES OF OCCUPANCY. Subject to Section 5 below, currently valid certificates of occupancy (or comparable permits or licenses) with respect to the entirety of the Property;

               (13) ARCHITECT'S CERTIFICATE. A certificate from the architect for the Improvements (the "Architect") certifying that the Improvements have been completed in conformity with the Plans;

               (14) CLOSING CERTIFICATE. A certificate, signed by Seller, on behalf of itself and each of the other Constellation Parties, certifying to the Buyer that the representations and warranties of Seller (for itself and for each of the other Constellation Parties) contained in this Agreement are true and correct in all material respects as of the Closing Date and that all covenants required to be performed by any of the Constellation Parties prior to the Closing Date have been performed in all material respects;

               (15) RESOLUTIONS, CONSENTS, APPROVALS. Certified Resolutions, consents, and approvals of the Seller evidencing its authority to execute this Agreement and consummate the transactions contemplated by this Agreement.

               (16) GOOD STANDING CERTIFICATES. Currently dated good standing certificates for the Company and each of the Constellation Parties.

               (17) MISCELLANEOUS. Such other documents and items as reasonably may be required to be delivered by Seller or the other Constellation Parties to Buyer under the terms of this Agreement or relating to the Shares or the Property to reasonably effect the purposes of this Agreement, including without limitation, affidavits of title in favor of the Buyer and the Company's title insurance company on the form used by such title company to enable such company to issue Fairway and Non-Imputation Endorsements to the Company's Owner's Policy of Title Insurance at the time of Closing.

          (c) BUYER DELIVERIES. Buyer shall cause to be delivered to Seller the following, each in form and substance reasonably acceptable to Seller and Buyer and their respective counsel:

               (1) A copy certified by the Secretary of State of the State of Delaware of the Certificate of Limited Partnership of the Buyer and a good standing certificate for the Buyer;

               (2)  The Closing Statement, executed by Buyer;

               (3) An opinion of counsel for Buyer, in form and substance reasonably satisfactory to Seller and Seller's counsel, providing or with respect to: (i) the legal existence and good standing of Buyer; (ii) the due authorization, execution and delivery of this Agreement, and the other documents required (under the terms of this Agreement) to be delivered by Buyer;
(iii) that this Agreement and the other documents required (under the terms of this Agreement) to be delivered by Buyer, constitute the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding of equity or at law; and

               (4) Such other documents and instruments as may reasonably be required by Seller or its counsel and that are necessary to consummate the transaction which is the subject of this Agreement and to otherwise effect the agreements of the parties hereto.

          (d) CONSTELLATION RELEASE. At Closing, Buyer shall cause the Constellation Release (hereinafter defined) to occur. As used in this Agreement, the term "Constellation Release" shall mean the release of Constellation Real Estate Group, Inc. (of which the Seller is a wholly-owned subsidiary) from its obligations under the Unconditional Guaranty of payment and performance dated as of April 27, 1998 guaranteeing the Company's payment and performance under the Existing Loan Documents (hereinafter defined). If Buyer elects to cause the Constellation Release to occur by replacing the Assumed Indebtedness with New Indebtedness satisfactory to Buyer (the "New Indebtedness"), Seller shall cooperate with Buyer, and shall use commercially reasonable efforts to cause Fried (hereinafter defined) to cooperate with Buyer to obtain such New Indebtedness, to cause the Company to incur the New Indebtedness, and to encumber the Property with such New Indebtedness.

          (e) PRORATIONS AND ADJUSTMENTS. Operating Net Cash Flow (as defined below) allocable to Seller's Member Interests shall be apportioned between Seller and Buyer as of the Closing Date. If Seller receives, on or before the Closing Date, any Operating Net Cash Flow allocable to Constellation-Springfield for the period after the Closing Date, Buyer shall receive a credit in the amount of such Operating Net Cash Flow received by Seller on or before the Closing Date. If, after the Closing Date, Buyer receives any Operating Net Cash Flow for the fiscal year in which the Closing Date occurred and which is allocable to Constellation-Springfield for the period during which the Seller owned the Shares, Buyer shall pay to Seller the portion of Operating Net Cash Flow allocable to Seller. Buyer shall provide Seller with copies of the Company's financial statements for the fiscal year in which the Closing Date occurs within thirty (30) days after Buyer receives such financial statements. As used in this Section 3(d), the term "Operating Net Cash Flow" shall mean Net Cash Flow as defined in the Operating Agreement (defined below), expressly excluding, however, all proceeds from the financing or re-financing of any indebtedness of the Company, all proceeds from the sale or other transfer of all or any portion of the Property, and all proceeds from Capital Contributions (as defined in the Operating Agreement).

          (f) EXPENSES. Seller will pay the entire cost of all fees imposed by its accountants and attorneys and consultants in connection with this Agreement and the transaction contemplated hereunder. Subject to the condition precedent that the Constellation Release shall have occurred, Seller shall pay any and all assumption fees, transfer fees, and other costs associated with Buyer's acquisition of the Shares with the Property subject to the Assumed Indebtedness. Seller shall pay any prepayment fees, charges, or penalties in connection with the payoff of the Assumed Indebtedness. Although Seller and Buyer do not believe that any realty transfer taxes shall be due in connection with the transfer of the Shares, if it is finally determined that transfer taxes are due and payable, such transfer taxes shall be divided equally by Seller and Buyer. Seller and Buyer shall divide equally the cost of contesting such transfer taxes. Buyer shall pay all ordinary filing charges and all title insurance endorsement fees in connection with the transfer of the Shares and issuance of appropriate title endorsements, and all fees imposed by Buyer's accountants, attorneys, and environmental and engineering consultants.

     4.   INSPECTION.

          (a) At all times prior to the Closing, including times following the Inspection Period, Buyer, its agents and representatives shall be entitled to conduct an inspection of the Property, which will include the rights to: (i) enter upon the Property and improvements, on reasonable notice to Seller, to perform inspections and tests of the Property, including, but not limited to, inspection, evaluation and testing of the heating, ventilation and air-conditioning systems and all components thereof, all structural and mechanical systems within the improvements, including, but not limited to, sprinkler systems, power lines and panels, air lines and compressors, automatic doors, tanks, pumps, plumbing and all equipment, vehicles, and personal property; (ii) examine and copy any and all books, records, tax returns, correspondence, financial data, leases, and all other documents and matters, public or private, maintained by the Company, the Seller or its or their agents, relating to receipts and expenditures pertaining to the Property for the three most recent full calendar years and the current calendar year and all contracts, rental agreements and all other documents and matters, public or private, maintained by the Company, the Seller or its or their agents, relating to the construction and operation of the Property; (iii) make investigations with regard to zoning, environmental (including, but not limited to, an environmental assessment as specified in Section 4(b), which includes, but is not limited to, an analysis of the presence of any asbestos, chlordane, formaldehyde or other Hazardous Material in, under or upon the Property, or any underground storage tanks on, or under, the Property), building, code, regulatory and other legal or governmental requirements; (iv) make or obtain market studies and real estate tax analyses; and (v) interview Tenants with respect to their current and prospective occupancies. In connection with such investigations, Seller shall deliver to Buyer, or cause delivery to Buyer of, no later than 30 days after the date of this Agreement, copies of all documents listed on Exhibit "C" (the "Seller's Deliveries"). Without limitation of the foregoing, Buyer or its designated independent or other accountants may audit the Operating Statements (as defined in Exhibit "C" attached hereto), and Seller shall supply such documentation as Buyer or its accountants may reasonably request in order to complete such audit. Notwithstanding anything to the contrary contained in this Agreement, the effect of any representations, warranties or undertakings made by Seller in this Agreement shall not be diminished, abrogated, or compromised by the foregoing inspections, environmental assessments or other tests or investigations made by Buyer.

          (b) ENVIRONMENTAL ASSESSMENT. Buyer or Buyer's agent(s) shall have the right to employ one or more environmental consultants or other professional(s) to perform or complete such environmental inspections and assessments of the Property as Buyer deems necessary or desirable. Buyer and its consultants shall also have the right to undertake or complete a technical review of all documentation, reports, plans, studies and information in possession or control of the Company or Seller, or its past or present environmental consultants, concerning or in any way related to the environmental condition of the Property. In order to facilitate the assessments and technical review, Seller shall extend its full cooperation (but without third party expense to Seller) to Buyer and its environmental consultants, including, without limitation, providing access to all files and fully and completely answering all questions.

          (c) BUYER'S UNDERTAKING. Buyer hereby covenants and agrees that it shall cause all studies, investigations and inspections performed at the Property pursuant to this Section 3 to be performed in a manner that does not materially or unreasonably disturb or disrupt the development of the Property or the tenancies or business operations of any of the tenants of the Property. In the event that, as a result of Buyer's exercise of its rights under Section 4(a) or Section 4(b), physical damage occurs to the Property, then Buyer shall promptly repair such damage, at Buyer's sole cost and expense, so as to return the Property to substantially the same condition as existed prior to such damage. Buyer hereby indemnifies, protects, defends and holds Seller harmless from and against any and all losses, damages, claims, causes of action, judgments, damages, costs and expenses that Seller actually suffers or incurs as a direct result of any physical damage caused to, in, or at the Property during the course of, or as a result of, any or all of the studies, investigations and inspections that Buyer elects to perform (or causes to be performed) pursuant to this Section 4.

          (d) CONFIDENTIALITY. Each party agrees to maintain in confidence, and not to disclose to tenants or tenants' employees, the information contained in this Agreement or pertaining to the transaction contemplated hereby and the information and data furnished or made available by Seller to Buyer, its agents and representatives in connection with Buyer's investigation of the Property and the transactions contemplated by this Agreement; provided, however, that each party, its agents and representatives may disclose such information and data
(i) to such party's accountants, attorneys, existing or prospective lenders, investment bankers, accountants, underwriters, ratings agencies, partners, consultants and other advisors in connection with the transactions contemplated by this Agreement to the extent that such representatives reasonably need to know (in the disclosing party's reasonable discretion) such information and data in order to assist, and perform services on behalf of, the disclosing party;
(ii) to the extent required by any applicable statute, law, regulation or any Governmental Authority (as defined below) (including, but not limited to, Form 8-K and other reports and filings required by the SEC and other regulatory entities, as described in Exhibit "D" attached hereto); (iii) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement or otherwise relating to the Property; (iv) to the extent such disclosure is required or appropriate in connection with any securities offering or other capital markets or financing transaction undertaken by the Corporate Office Properties Trust (the "REIT");
(v) to the extent such information and data become generally available to the public other than as a result of disclosure by such party or its agents or representatives; and (vi) to the extent such information and data become available to such party or its agents or representatives from a third party who, insofar as is known to such party, is not subject to a confidentiality obligation to the other party hereunder; and (vii) to the extent necessary in order to comply with each party's respective covenants, agreements and obligations under this Agreement. In the event the transactions contemplated by this Agreement shall not be consummated, such confidentiality shall be maintained indefinitely. Furthermore, Seller and Buyer acknowledge that, notwithstanding any contrary term of this Section 4(d), Buyer shall have the right to conduct tenant interviews during the Inspection Period, and the disclosure of the existence of this Agreement to the tenants shall not constitute a breach of the above restriction. Buyer shall also have the right to issue a press release mutually acceptable to Buyer and Seller upon the consummation of the transactions described in this Agreement. The term

"Governmental Authority" shall mean any agency, commission, department or body of any municipal, township, county, local, state or Federal governmental or quasi-governmental regulatory unit, entity or authority having jurisdiction or authority over the Property or the management, operation, use or improvement thereof.

     5. CONDITIONS/INSPECTION PERIOD. Each of the following shall be a condition precedent to Buyer's obligation to complete Closing under this Agreement (any of which may be waived in whole or in part by Buyer at or prior to Closing) (together with any other Buyer's conditions precedent under this Agreement, collectively, the "Conditions" or "Conditions Precedent" and each, individually, a "Condition" or "Condition Precedent"):

          (a) All of the representations and warranties by Seller set forth in this Agreement shall be true and correct at and as of Closing in all material respects as though such representations and warranties were made at and as of Closing. Seller shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed on its part prior to or as of Closing.

          (b) Buyer shall have the Inspection Period (as hereinafter defined) to conduct, at Buyer's sole cost and expense, due diligence investigations and analysis of the Company, the Constellation Parties, the Property and all information pertaining to such entities and the Property, including without limitation, reviewing environmental conditions, surveys, title reports, leases and the physical conditions of the Property. If Buyer, in its sole discretion, determines that either the Property, the Company, CPI Springfield, or Constellation-Springfield does not meet Buyer's (or its underwriters', investment bankers', lenders', rating agencies' or investors) criteria for the purchase of the Member Interest or for the purchase, financing or operation of the Property in the manner contemplated by the Buyer, and notifies Seller by 5:00 p.m. on the last day of the Inspection Period of Buyer's election to terminate this Agreement, this Agreement thereupon shall become void and there shall be no further obligation or liability on any of the parties. The "Inspection Period" shall mean the period commencing on the date of this Agreement and expiring sixty (60) days after the Contract Date.

          (c) Company shall have satisfied the following requirements (the "Leasing Requirements"):

               (1) Company shall have completed construction of the Improvements and certificates of occupancy (or comparable permits and licenses) for the Improvements shall have been issued by appropriate Governmental Authorities.

               (2) Company or Seller shall have delivered true and correct copies of all of the Leases in effect as of the date the NOI reaches $2,372,000.00, together with a Rent Roll as of such date, including a complete list of Tenants which have commenced paying rent, and a calculation of the NOI in accordance with Section 2(a); and

               (3)  The NOI shall have reached $2,372,000.00.

The date that Seller satisfies the Leasing Requirements to the satisfaction of Buyer shall be referred to in this Agreement as the "Leasing Requirements Satisfaction Date". The parties shall confirm the Leasing Requirements Satisfaction Date in writing.

          (d) So long as the Buyer, or any entity related to Buyer, is the named Buyer under this Agreement, Closing shall have been completed under that certain Contribution Agreement dated May 14, 1998, among the Sellers identified therein, Buyer and REIT.

     6.   ENVIRONMENTAL WARRANTIES AND AGREEMENTS.

          (a)  DEFINITIONS.  Unless the context otherwise requires:

               (1) "Environmental Law" or "Environmental Laws" shall mean all applicable past, present or future federal, state and local statutes, regulations, directives, ordinances, rules, court orders, decrees, arbitration awards and the common law, which pertain to environmental matters, contamination of any type whatsoever or health and safety matters, as such have been amended, modified or supplemented from time to time (including all present and future amendments thereto and re-authorizations thereof). Environmental Laws include, without limitation, those relating to: (i) the manufacture, processing, use, distribution, treatment, storage, disposal, generation or transportation of Hazardous Materials; (ii) air, soil, surface, subsurface, groundwater or noise pollution; (iii) Releases; (iv) protection of wildlife, endangered species, wetlands or natural resources; (v) Tanks; (vi) health and safety of employees and other persons; and (vii) notification requirements relating to the foregoing. Without limiting the above, Environmental Law also includes the following: (i) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sections 9601 ET SEQ.), as amended ("CERCLA");
(ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 ET SEQ.), as amended ("RCRA"); (iii) the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. Sections 11001 ET SEQ.), as amended; (iv) the Clean Air Act (42 U.S.C. Sections 7401
ET SEQ.), as amended; (v) the Clean Water Act (33 U.S.C. Section 1251 ET SEQ.), as amended; (vi) the Toxic Substances Control Act (15 U.S.C. Section 2601
ET SEQ.), as amended; (vii) the Hazardous Materials Transportation Act
(49 U.S.C. Sections 1801 ET SEQ.), as amended; (viii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 ET SEQ.), as amended;
(ix) the Federal Safe Drinking Water Act (42 U.S.C. Section 300f ET SEQ.), as amended; (x) the Federal Radon and Indoor Air Quality Research Act
(42 U.S.C. Section 7401 note, ET SEQ.); (xi) the Occupational Safety and Health Act (29 U.S.C. Section 651 ET SEQ.), as amended; (xii) any state, county, municipal or local statutes, laws or ordinances similar or analogous to (including counterparts of) any of the statutes listed above; and (xiii) any rules, regulations, directives, orders or the like adopted pursuant to or implementing any of the above.

               (2) "Environmental Permit" or "Environmental Permits" shall mean licenses, certificates, permits, directives, requirements, registrations, government approvals, agreements, authorizations, and consents which are required under or are issued pursuant to an Environmental Law or are otherwise required by Governmental Authorities.

               (3) "Hazardous Conditions" refers to the existence or presence of any Hazardous Materials on, in, under, or at, the Property (including air, soil and groundwater) or any portion of the Property.

               (4)  "Hazardous Material" or "Hazardous Materials" shall mean:

                    (A) any chemical, pollutant, contaminant, pesticide, petroleum or petroleum product or by product, radioactive substance, solid waste (hazardous or extremely hazardous), special, dangerous or toxic waste, substance, chemical or material regulated, listed, limited or prohibited under any Environmental Law, including without limitation: (i) friable or damaged asbestos, asbestos-containing material, presumed asbestos-containing material, polychlorinated biphenyls ("PCBs"), solvents and waste oil; (ii) any "hazardous substance" as defined under CERCLA; and (iii) any "hazardous waste" as defined under RCRA; and

                    (B) even if not prohibited, listed, limited or regulated by an Environmental Law, all pollutants, contaminants, hazardous, dangerous or toxic chemical materials, wastes or any other substances, including without limitation, any industrial process or pollution control waste (whether or not hazardous within the meaning of RCRA) which could pose a hazard to the environment, or the health and safety of any person or impair the use or value of any portion of the Property.

               (5) "Release" means any spill, discharge, leak, migration, emission, escape, injection, dumping or other release or threatened release of any Hazardous Material into the environment, whether or not notification or reporting to any Governmental Authority was or is required. Release includes, without limitation, historical releases and the meaning of Release as defined under CERCLA.

               (6) "Remedial Action" shall mean any and all corrective or remedial action, preventative measures, response, removal, transport, disposal, clean-up, abatement, treatment and monitoring of Hazardous Materials or Hazardous Conditions, whether voluntary or mandatory, and includes all studies, assessments, reports or investigations performed in connection therewith to determine if such actions are necessary or appropriate (including investigations performed to determine the progress or status of any such actions), all occurring on or after the Contract Date.

               (7) "Remedial Costs" shall include all costs, liabilities expenses and fees incurred on or after the date of this Agreement in connection with Remedial Action, including but not limited to: (i) the fees of environmental consultants and contractors; (ii) reasonable attorneys' fees (including compensation for in-house and corporate counsel provided such compensation does not exceed customary rates for comparable services); (iii) the costs associated with the preparation of reports, and laboratory analysis (including charges for expedited results if reasonably necessary);
(iv) regulatory, permitting and review fees; (v) costs of soil and/or water treatment (including groundwater monitoring) and/or transport and disposal; and
(iv) the cost of supplies, equipment, material and utilities used in connection with Remedial Action.

               (8) "Tank" or "Tanks" means above-ground and underground storage tanks, vessels and related equipment, including appurtenant pipes, lines and fixtures containing or previously containing any Hazardous Material or fraction thereof.

          (b) WARRANTIES. Seller, for itself, for the Constellation Parties and for the Company, hereby represents and warrants as follows with respect to the Property:

               (1) The Constellation Parties and the Company has made available or delivered to Buyer originals (or true, complete and accurate copies) of all of the documents in their possession, custody or control, which documents include and/or relate to:

                    (A) All approvals, plans, specifications, test borings, percolation tests, engineering studies, surveys or other environmental data concerning the Property;

                    (B) All permits (including Environmental Permits), approvals, registrations, Tank registration and/or closure documentation, certificates, applications, notices, orders, directives, legal pleadings, correspondence or other documents of any nature that the Company or any of the Constellation Parties, any tenant of Company, any of Company's predecessors-in-title or any tenant of Company's predecessors-in-title have submitted to, or received from, any Governmental Authority regarding the Property and its use, compliance or non-compliance with Environmental Laws; and

                    (C) The results of any investigation of the Property including, but not limited to, Phase I or Phase II site assessments, asbestos inspection and/or removal reports, tests or investigations of soil or other substrate air, groundwater, surface water, or the building interior, and any testing or investigation results relating to the removal or abandonment of any Tanks from the Property.

               (2) To the knowledge of each of the Constellation Parties, the Property has been and continues to be owned and operated in full compliance with all Environmental Laws and Environmental Permits.

               (3) There are no pending or, to the knowledge of each of the Constellation Parties or the Company, threatened: (i) claims, complaints, notices, correspondence or requests for information received by the Constellation Parties or the Company with respect to any violation or alleged violation of any Environmental Law or Environmental Permit or with respect to any corrective or remedial action for or cleanup of the Property or any portion thereof; and (ii) written correspondence, claims, complaints, notices, or requests for information from or to the Constellation Parties or Company regarding any actual, potential or alleged liability or obligation under or violation of any Environmental Law or Environmental Permit with respect to the Property or any portion thereof.

               (4) To the knowledge of each of the Constellation Parties, there have been no Releases and there has not been a threatened Release of a Hazardous Material on, in, under or at the Property or any portion thereof.

               (5) The Property is not listed, proposed or nominated for listing on the National Priorities List pursuant to CERCLA (the "NPL"), the Comprehensive Environmental Response and Liability Information System ("CERCLIS") or on any other similar list of sites under analogous state laws.

               (6) There are no Tanks at, on or under the Property. None of the Constellation Parties nor the Company has removed, closed or abandoned any Tanks at the Property, and none of the Constellation Parties nor the Company has any knowledge of the existence, abandonment, closure or removal of Tanks at the Property.

               (7) To the knowledge of each of the Constellation Parties, there are no PCBs or friable or damaged asbestos at the Property.

               (8) There has been no storage, treatment, disposal, generation, transportation or Release of any Hazardous Materials by the Company or any of the Constellation Parties or by any other person or entity for which the Constellation Parties or Company is or may be held responsible, at, on, under, or about the Property (or any portion thereof) in violation of, or which could give rise to any claim, obligation or liability under, Environmental Laws.

          (c) INDEMNITY. Notwithstanding anything to the contrary in this Agreement, with respect to the Property, each of the Constellation Parties and each of Sellers' shareholders (collectively, jointly and severally, "Post Closing Seller") agree to and do hereby indemnify, defend and hold harmless Buyer, the REIT and each of their respective partners, shareholders, agents, contractors, employees, officers, directors, trustees, shareholders, and each of their successors and assigns (collectively, the "Buyer Indemnified Parties"), from and against any and all liabilities, claims, demands, suits, administrative proceedings, causes of action, costs, damages, personal injuries and property damages, losses and expenses, both known and unknown, present and future, at law or in equity (collectively, "Losses"), arising out of, by virtue of or related in any way to an breach by Seller of any of its representations and warranties under Section 6(b).

     Without limiting any of Post-Closing Seller's above indemnification obligations, Post-Closing Seller further acknowledges and agrees that its obligation to indemnify the Buyer Indemnified Parties includes, without limitation with respect to any breach by any of the Constellation Parties of its representations and warranties under Section 6(b): (i) any and all Remedial Costs associated with any Tank, Hazardous Material, Hazardous Condition or any Release; (ii) to the maximum extent allowed by law, all fines and/or penalties that may be imposed in connection with any Tank or the existence of any Hazardous Material on, at, under, near, in or about the Property; (iii) the defense of any claim made by any individual or entity (including any government, governmental agency or entity) concerning any of the foregoing, which defense shall be conducted by counsel and with the assistance of environmental advisors and consultants, in all cases subject to the prior written approval of Buyer; and (iv) reasonable attorneys' fees and costs and environmental advisors' and consultants' fees incurred by any of the Buyer Indemnified Parties with respect to enforcing its rights under this indemnification provision. This Section 6 shall survive the Closing for a period of thirty (30) months.

     7. TITLE. At the Closing, Seller agrees that the Company shall have good and marketable fee simple title to the Property, free and clear of all liens, claims and encumbrances except for the Permitted Exceptions. From and after the date of this Agreement, Company shall not take any action, or fail to take any action, that would cause title to the Property to be subject to any title exceptions or objections, other than the Permitted Exceptions.

          (a) On or before forty-five (45) days after the Contract Date, Buyer shall furnish Seller with a preliminary title report covering the Property (the "Title Report") and a written notice specifying those title exceptions which are not acceptable to Buyer, which objection may include matters shown on any updated or re-certified survey which Buyer may obtain (the "Disapproved Exceptions"). Buyer's failure to designate as one of the Disapproved Exceptions a title exception shown on the Title Report shall constitute Buyer's approval of such title exception (all title exceptions not designated by Buyer as Disapproved Exceptions are in this Agreement called "Permitted Exceptions" and, if Buyer has elected to purchase the Shares with the Property subject to the Assumed Indebtedness, the Assumed Indebtedness shall be a Permitted Exception). The Seller shall cause the Company to use its best efforts to cause the removal of all Disapproved Exceptions on or before ten (10) days after Buyer's notice to Seller of such Disapproved Exceptions, except that liens of an ascertainable amount and other items which can be removed by the payment of money shall be paid and discharged by Seller or the Company at or before Closing. Within such ten (10) day period, Seller shall notify Buyer of all Disapproved Exceptions that Seller, after using its best efforts, is unable to remove. Seller's failure to give Buyer notice of Seller's inability to remove any Disapproved Exceptions shall constitute Seller's covenant that such Disapproved Exceptions shall be removed at or prior to the Closing. Buyer shall have the rights set forth in 7(c) if any Disapproved Exceptions cannot be removed by Seller(s) at or prior to the Closing.

          (b) It shall be a Condition under this Agreement that the marked-up Title Reports delivered on the Closing Date shall be in the form described in this Section 6 and have all standard and general printed exceptions deleted so as to afford full "extended form coverage," and shall further include an owner's comprehensive endorsement, an endorsement certifying that the bills for the real estate taxes pertaining to the Property do not include taxes pertaining to any other real estate; an access endorsement; a contiguity endorsement, if applicable; a subdivision or plat act endorsement; a survey endorsement; a non-imputation endorsement; a Fairway endorsement; and a creditors' rights endorsement.

          (c) If Seller or the Company is unable to correct or remove any Disapproved Exceptions in accordance with the requirements of this Section 7, Buyer shall have the sole option of either (i) completing the Closing subject to such Disapproved Exceptions without any abatement of the Purchaser Price, except that liens of an ascertainable amount and other items which can be removed by payment of money shall be paid and discharged by Seller or Company prior to Closing or (ii) being immediately paid Buyer's Reasonable Costs (as defined below) and, in the latter event, the parties shall be released from all liability or obligation to the other and this Agreement shall then and thereafter be null and void. "Buyer's Reasonable Costs" shall mean all out-of-pocket costs and expenses incurred by Buyer in connection with this Agreement and the Property, including, but not limited to, legal fees, title company charges, engineering fees, environmental consultant's fees, architects' and surveyors' fees and other similar charges.

     8. REPRESENTATIONS AND WARRANTIES AS TO THE PROPERTY. Seller represents and warrants to Buyer, for itself, the other Constellation Parties and the Company, that the following matters are true as of the Contract Date and shall be true as of the Closing Date and covenants as follows:

          (a) TITLE. The Company is the legal fee simple titleholder of the Property, and, other than with respect to the Permitted Exceptions (including, as of the date of this Agreement, the Assumed Indebtedness), has, good, marketable and insurable title to the Property, free and clear of all mortgages and security interests (other than the Assumed Indebtedness), leases, agreements and tenancies (other than the Leases), licenses, claims, options, options to purchase, liens, covenants, conditions, restrictions, rights-of-way, easements, judgments and other matters affecting title to the Property. The Property is the only tangible assets owned by the Company. The sole business of the Company is its ownership and operation of the Property.

          (b) SALES CONTRACT. The Company and Lynch Properties Limited Partnership ("Lynch") have performed all of their obligations under the Contract of Sale between them, a copy of which is attached hereto as Exhibit "G" (the "Lynch Sale Contract"). There are no defaults by the Company or Lynch under the Lynch Sale Contract. The only remaining obligations of the Company under the Lynch Sale Contract are the obligations under Section 2.04 and Section 2.05.

          (c) SELLER'S DELIVERIES. All of Seller's Deliveries listed on Exhibit "C" attached hereto and all other items delivered by Seller pursuant to this Agreement are true, accurate, correct and complete in all material respects, and fairly present the information set forth in a manner that is not misleading. The copies of all documents and other agreements delivered or furnished and made available by Seller to Buyer pursuant to this Agreement constitute all of and the only Leases and other agreements relating to or affecting the ownership and operation of the Property, there being no material "side" or other agreements, written or oral, in force or effect, to which any of the Constellation Parties or the Company is a party or to which the Property is subject.

          (d) DEFAULTS. None of the Constellation Parties nor the Company is in default under any of the documents, recorded or unrecorded, referred to in the title commitments. To the knowledge of each of the Constellation Parties, there are no defaults under any of the Major Construction Contracts, Contracts or Governmental Approvals (as such terms are defined in Exhibit "C" attached hereto).

          (e) CONTRACTS. There are no contracts of any kind relating to the management, leasing, operation, maintenance or repair of the Property, except the Contracts listed on Exhibit "E" attached hereto. The Company and each of the Constellation Parties, as applicable, has performed all material obligations required to be performed by it, and is not in default, under any of such Contracts.

          (f) IMPROVEMENTS. The Improvements shall be completed and installed in accordance with the Plans (as defined in Exhibit "C"), which were approved by all Governmental Authorities having jurisdiction thereover, and there are not outstanding any notices of any material violation of any governmental laws, ordinances, rules or regulations with respect to such Improvements.

          (g) EMPLOYEES. Neither CPI Springfield, Constellation-Springfield nor the Company has any employees.
(g)
          (h) COMPLIANCE WITH LAWS AND CODES. At Closing, the Property and its use and operation shall be in material compliance with applicable municipal and other governmental laws, ordinances, regulations, codes, licenses, permits and authorizations, and there shall then be presently and validly in effect all licenses, permits and other authorizations necessary (including, without limitation, certificates of occupancy) for the use, occupancy and operation of the Property for a retail shopping center, whether required of the Company or any Tenant. Without limiting the foregoing, at the time of Closing, the Property shall comply in all material respects with all applicable requirements of the Americans With Disabilities Act of 1990 (42 U.S.C.A. Section 12101
ET SEQ.). The Property is zoned by the municipality in which they are located so as to permit retail uses and structures thereon, in a manner that accommodates and is fully compatible with the Improvements. No zoning, subdivision, environmental, Hazardous Material, building code, health, fire, safety or other law, order or regulation is, or, on the Closing Date will be, violated by the continued maintenance, operation or use of any Improvements or parking areas in the Property, and no notice of any such violation issued by any Governmental Authority having jurisdiction over the Property is outstanding.
At the time of Closing, all existing streets and other improvements, including water lines, sewer lines, sidewalks, curbing and streets at each Property shall have been paid for and either enter the Property through adjoining public streets, or, if they enter through private lands, do so in accordance with valid, irrevocable easements running with the ownership of such Property.

          (i) LITIGATION. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending against the Property, the Company, any of the Constellation Parties, or to the best of Seller's knowledge, threatened against the Property, the Company or any of the Constellation Parties, nor are any of such proceedings contemplated by such entities. In the event any proceeding of the character described in this Section is initiated or threatened against the Property, the Company or any of the Constellation Parties prior to the Closing, Seller shall promptly advise Buyer thereof in writing, the Constellation Parties shall remain jointly and severally responsible therefor, and the Constellation Parties shall indemnify, defend and hold Buyer from any claims, losses, liabilities and expenses (excluding, without limitation, reasonable counsel fees) relating to any such occurrence.

          (j) INSURANCE. The Company now has in force customary and commercially reasonable amounts of property, liability and business interruption insurance relating to the Property from established and reputable insurers. Neither the Company nor any of the Constellation Parties has received any notice from any insurance carrier, nor are any of such entities aware of, any defects or inadequacies in the Property that, if not corrected, would result in termination of insurance coverage or increase in the normal and customary cost thereof.

          (k) FINANCIAL INFORMATION. All Operating Statements (as defined in Exhibit "C") delivered to Buyer, and all of the Records (as defined in Exhibit "C") of the Company, CPI Springfield and Constellation-Springfield, are complete, accurate, true and correct, in all material respects; have been compiled in accordance with generally accepted accounting principles; and accurately set forth the results of the operation of the Property and the Company, CPI Springfield and Constellation-Springfield for the periods covered. There has been no material adverse change in the financial condition or operation of the Property and such entities since the period covered by the Operating Statements.

          (l) RE-ZONING. There is not now pending, and neither Company nor any of the Constellation Parties has knowledge of, any threatened proceeding for the rezoning of the Property or any portion thereof, or the taking of any other action by governmental authorities that would have an adverse impact on the value of the Property or use thereof.

          (m) REAL ESTATE TAXES. True and complete copies of the most recent real estate "Tax Bill(s)" for (and the only real estate tax bills applicable to) the Property have been delivered to Buyer. Neither the Company nor any of the Constellation Parties has received notice of and does not have any actual knowledge of any proposed increase in the assessed valuation or rate of taxation of the Property from that reflected in the most recent Tax Bills. There is not now pending, and Company will not, without the prior written consent of Buyer, institute prior to the Closing Date, any proceeding or application for a reduction in the real estate tax assessment of the Property or any other relief for any tax year. There are no outstanding agreements with attorneys or consultants with respect to the Tax Bills that will be binding on Buyer or the Property after the Closing. Other than the amounts disclosed by the Tax Bills, no other real estate taxes have been, or will be, assessed against the Property, or any portion thereof, in respect of the year 1998 or any prior year, and no special assessments of any kind (special, bond or otherwise) are or have been levied against the Property, or any portion thereof, that are outstanding or unpaid, and, to the best knowledge of any of the Constellation Parties, none will be levied prior to the Closing. The Company has paid all real estate taxes presently due and owing with respect to the Property.

          (n) EASEMENTS AND OTHER AGREEMENTS. To the knowledge of each of the Constellation Parties, neither the Company nor any of the Constellation Parties is in default in complying with the terms and provisions of any of the covenants, conditions, restrictions, rights-of-way or easements constituting one or more of the Permitted Exceptions.

          (o)  ASSUMED INDEBTEDNESS/EXISTING LOAN DOCUMENTS.

               (1) The Property is presently encumbered by a mortgage loan in the maximum principal amount of Nineteen Million Dollars ($19,000,000.00) made by First Union National Bank to the Company (the "Assumed Indebtedness"). Subject to the condition precedent that the Constellation Release shall have occurred, Buyer may acquire the Shares subject to the Assumed Indebtedness at the time of the Closing. Seller and each of the other Constellation Parties acknowledge and agree that they are solely responsible for any and all assumption fees, transfer fees and other costs associated with the Buyer's acquisition of the Shares subject to the Assumed Indebtedness.

               (2) Exhibit "G" sets forth true, correct and complete schedule of all of the notes, deeds of trust, and other loan documents evidencing or securing the Assumed Indebtedness (collectively, the "Existing Loan Documents"). Seller has delivered true, correct and complete copies of the Existing Loan Documents to Buyer prior to the date hereof as part of the Seller's Deliveries. The Company and each Constellation Party has complied with (and, prior to the Closing, shall continue to comply with) the terms of, and all notices or correspondence received from the holder of, the Existing Loan Documents. The Company and each Constellation Party has paid (and, at all times prior to the Closing, shall pay) all sums due under the Existing Loan Documents. Neither Company nor any of the Constellation Entities shall make any prepayment of any amount due under the Loan Documents or amend the Existing Loan Documents, without the prior written consent of Buyer. The Existing Loan Documents are in full force and effect, and, to the best knowledge of each of the Constellation Entities, neither the Company nor any Constellation Entity is in default thereunder, and there has not occurred any event which, with the giving of notice and/or the passage of time, or both, would constitute a default by Company or any Constellation Party thereunder or under any of the Existing Loan Documents.

          (p) LEASE CONTROVERSIES. No material controversy, complaint, negotiation or renegotiation, proceeding, suit or litigation relating to all or any of the Leases, is pending or, to the knowledge of any of the Constellation Parties, threatened, whether in any tribunal or informally. Each of the Constellation Parties is and shall remain jointly and severally responsible after the Closing Date for defending (or continuing) any such suit, proceeding or other matter relating to periods prior to the Closing Date, and all damages, loss, expenses and costs related thereto.

          (q) CONDEMNATION. None of the Constellation Parties nor the Company has knowledge of any pending or contemplated condemnation or other governmental taking proceedings affecting all or any part of the Property.

          (r) DISCLOSURE. No representation or warranty made by Seller (whether for itself, the Company or any of the other Constellation Parties) in this Agreement, no exhibit attached hereto with respect to the Property, and no schedule contained in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein not misleading, or necessary in order to provide a prospective Buyer of the Property with adequate information as to the Property and its management, operation, maintenance and repair. There is no fact known to Seller or the other Constellation Parties which has, or which could reasonably have been foreseen by Seller or any of the other Constellation Parties as likely to have, an adverse effect on the management, operation, maintenance and repair of the Property which has not been disclosed herein, in any schedule attached hereto, or in any written document furnished by any of the Constellation Parties to Buyer under this Agreement or in connection with the transactions contemplated hereby.

     The representations and warranties in this Section 8 shall be deemed remade by Seller (for itself, the Company and the other Constellation Parties) as of the Closing Date with the same force and effect as if in fact specifically remade at that time. The representations and warranties made in this Section 8 shall survive the Closing for a period of eighteen (18) months. Notwithstanding anything to the contrary herein, the effect of the representations and warranties made in this Agreement by Seller shall not be diminished, abrogated or deemed to be waived by the inspections, assessments, or any other investigations made by Buyer.

     9.   LEASES--CONDITIONS PRECEDENT AND WARRANTIES WITH RESPECT THERETO.

          (a) WARRANTIES AS TO LEASES. With respect to each of the tenants listed on the Rent Roll (as defined in Exhibit "C") provided to Buyer by any of the Constellation Parties and any other tenants leasing space in any or all of the Property as of the Closing Date (collectively, the "Tenants"), Seller, for itself, for the other Constellation Parties and for the Company, represents and warrants to Buyer as of the Contract Date and as of the Closing Date as follows:

               (1) Each of the Leases is in full force and effect strictly according to the terms set forth therein and in the Rent Roll, and has not been modified, amended, or altered, in writing or otherwise. Each Tenant is legally required to pay all sums and perform all obligations set forth in the Leases, without concessions, abatements, offsets or other bases for relief or adjustment;

               (2) All obligations of the lessor under the Leases that accrue to the date of the Closing have been or will be performed by the Closing Date, including, but not limited to, all required tenant improvements, cash or other inducements, rent abatements or moratoria, installations and construction (for which payment in full has been made in all cases), and each Tenant has unconditionally accepted lessor's performance of such obligations. No Tenant has asserted any offsets, defenses or claims available against rent payable by it or other performance or obligations otherwise due from it under any Lease;

               (3) No Tenant is in default under or is in arrears in the payment of any sums or in the performance of any obligations required of it under its Lease. No Tenant has prepaid any rent or other charges;

               (4) The Company has no reason to believe that any Tenant is, or may become, unable or unwilling to perform any or all of its obligations under its Lease, whether for financial or legal reasons or otherwise;

               (5) Neither base rent ("Base Rent"), nor regularly payable estimated Tenant contributions or operating expenses, insurance premiums, real estate taxes, common area charges, and similar or other "pass through" or non-base rent items including, without limitation, cost-of-living or so-called "C.P.I." or other such adjustments (collectively, "Additional Rent"), nor any other item payable by any Tenant under any Lease has been heretofore prepaid for more than one month nor shall it be prepaid between the Contract Date and the Closing Date for more than one month;

               (6) No guarantor(s) of any Lease has been released or discharged, partially or fully, voluntarily or involuntarily, or by operation of law, from any obligation under or in connection with any Lease or any transaction related thereto;

               (7) Except as specifically disclosed in detail on the Rent Roll delivered to Buyer, there are no brokers' commissions, finders' fees, or other charges payable or to become payable to any third party on behalf of the Company as a result of or in connection with any Lease or any transaction related thereto, including, but not limited to, any exercised or unexercised option(s) to expand or renew;

               (8) No Tenant or any other party has asserted any claim (other than for customary refund at the expiration of a Lease) to all or any part of any security deposit;

               (9) Seller shall have caused Company to pay, and retain sole and exclusive responsibility for, all expenses due on or before the Closing Date connected with or arising out of the negotiation, execution and delivery of the Leases, including, without limitation, brokers' commissions (including those applicable, if any, to future expansions or renewals by Tenants), leasing fees and recording fees (as well as the cost of all tenant improvements not paid for by Tenants); and Seller shall be deemed to have certified and warranted payment thereof to Buyer at Closing;

               (10) No Tenant has, by virtue of its Lease or any other agreement or understanding, any purchase option with respect to the Property, or any portion thereof, or any right of first refusal to purchase any Property, or a portion thereof, whether triggered by the transactions contemplated by this Agreement or by a subsequent sale of the Property or a portion thereof. No Tenant has, by virtue of its Lease or any other agreement or understanding any of the following (a) the right or option to expand its tenancy into space at the Property other than the space that such Tenant is currently occupying; (b) the right or option to terminate its Lease; and (c) the right or option to contract the space at the Property that such Tenant is currently occupying; and

               (11) (a) Except as specifically disclosed on the Rent Roll delivered to Buyer, no Tenant has sublet its leased premises; and (b) there are no outstanding requests from any Tenants to the Company or any of the Constellation Parties, requesting any consent to an assignment of the Tenant's Lease or to a sublease of all or some portion of a Tenant's leased premises.

     Each of the Constellation Parties hereby indemnifies, defends and holds Buyer harmless from and against all loss, damage, liability, cost, expense (including, but not limited to, reasonable fees of attorneys of Buyer's choice) and charges which Buyer may incur, or to which Buyer may become subject, as a consequence of any breach of the warranties contained in this Section. The foregoing indemnity shall survive the Closing for a period of eighteen (18) months.

     10. WARRANTIES AND REPRESENTATIONS OF SELLER AS TO SHARES/MEMBER INTEREST/SECURITIES AND RELATED MATTERS. The Seller, for itself and for each of the other Constellation Parties, represent and warrant to Buyer that the following matters are true as of the Contract Date and shall be true as of the Closing Date and covenant as follows:

          (a) AUTHORITY. Seller is duly formed, validly existing, and in good standing under the laws of Maryland, and has the power and authority to own the Shares. CPI Springfield is a single purpose entity formed for the sole purpose of being the sole member of Constellation-Springfield.
Constellation-Springfield is duly formed, validly existing, and in good standing under the laws of Maryland, and has the power and authority to own the Member Interest. Constellation-Springfield is a single purpose entity, formed for the sole purpose of owning the Member Interest. The execution and delivery of this Agreement by Seller, and the performance of this Agreement by Seller, have been duly authorized by Seller, and this Agreement is binding on Seller and enforceable against it in accordance with its terms. No consent of any creditor, investor, partner, shareholder, tenant-in-common, judicial or administrative body, Governmental Authority, or other governmental body or agency, or other party to such execution, delivery and performance by Seller is required. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under, or acceleration of, any agreement to which any of the Constellation Parties is a party or by which any of the Constellation Parties or the Property is bound; or
(ii) violate any restriction, court order, agreement or other legal obligation to which any of the Constellation Parties and/or the Property is subject.

          (b) COMPANY. The Company is duly formed, validly existing, and in good standing under the laws of the Commonwealth of Virginia, and has the power and authority to own the Property. Seller has delivered to Buyer, as part of Seller's Deliveries, all of the documents relating to the formation or governance of the Company. The Company is a single purpose entity, organized for the sole purpose of owning the Property.

          (c) SHARES. Seller owns one hundred percent (100%) of the Shares of CPI Springfield. Seller owns the Shares free and clear of all liens, charges, encumbrances, restrictive agreements and assessments. Upon the assignment of the Shares to Buyer (or its designee(s)), the Buyer will receive good and absolute title thereto, free from all liens, charges, encumbrances, restrictive agreements and assessments whatsoever. There are no outstanding rights of first refusal, options, contracts, calls, commitments or demands of any nature relating to the Shares.

          (d) OPERATING AGREEMENT. Without limiting the generality of any of the representations or warranties set forth in this Section 10, each of the Constellation Parties warrants and represents to Buyer that: (i) the transfer of the Shares does not trigger the right of first refusal (the "Right of First Refusal") in favor of Fried Springfield Commons, LLC ("Fried") set forth in the Company's Operating Agreement dated as of April 17, 1998 (the "Operating Agreement"); (ii) the transfer of the Shares to the Buyer does not require the consent of Fried, does not constitute an impermissible transfer of the Membership Interest, and does not otherwise constitute a default under the Operating Agreement; (iii) Fried has been paid any and all sums due to Fried under the Operating Agreement (including, without limitation, the zoning fee and development fee described in Section 7.5 and Section 7.6 of the Operating Agreement); and (iv) both Fried and Constellation-Springfield have performed all of their obligations, monetary and non-monetary, set forth in the Operating Agreement, and no default exists thereunder. The Operating Agreement is in full force and effect, and the Operating Statements include, among other things, an accurate statement of Capital Accounts and Capital Contributions of Constellation-Springfield and Fried under the Operating Agreement and an accurate statement of the Company's financial condition.

          (e) MEMBER INTEREST. Constellation-Springfield owns a sixty percent (60%) Member Interest in the Company. Constellation-Springfield owns the Member Interest free and clear of all liens, charges, encumbrances, restrictive agreements and assessments, other than restrictions on transfers and other similar provisions as set forth in the Operating Agreement, which each of the Constellation Parties warrants and represents shall not be violated by the transfer of Shares contemplated by this Agreement. There are no outstanding rights of first refusal, options, contracts, calls, commitments or demands of any nature relating to the Member Interest.

          (f) NO TRANSFERS OF INTERESTS. There will be no changes in the composition of the Company or any of the Constellation Parties between the date of this Agreement and Closing.

          (g)  TAX-RELATED ISSUES.

               (1) The Company and Constellation-Springfield are, and at all times have been, properly treated as limited liability companies for federal income tax purposes and not as an "association" or "publicly traded partnership" taxable as a corporation.

               (2) The Company and each of the Constellation Parties has filed or caused to be filed in a timely manner (within any applicable extension periods) all tax, information or other returns required to be filed by the Internal Revue Code of 1986, as amended (the "Code") or by applicable state, or local tax laws (collectively, "Tax Returns"). Such Tax Returns are true, correct and complete in all respects; and all federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, unemployment, disability, personal property, sales, use, transfer, registration, estimated, or other tax of any kind whatsoever, including any interest, penalty or other addition thereto, whether disputed or not, (collectively, "Taxes") due, and Taxes due in respect of any person for the Company had an obligation to withhold and/or otherwise pay over Taxes, have been timely paid in full or will be timely paid in full by the due date thereof (and whether or not shown on a Tax Return). With respect to any taxable year for which a statute of limitations (or similar provision) has not yet run, none of the Tax Returns of the Company or any of the Constellation Parties has been audited by a government or taxing authority, nor is any such audit or other proceeding in process, pending, threatened (either in writing or verbally, formally or informally) or expected to be asserted with respect to Taxes (or the collection of Taxes) of the Company or any of the Constellation Parties, and neither the Company nor any of the Constellation Parties has received notice (either in writing or verbally, formally or informally) or expects to receive notice that it has not filed a Tax Return or not paid Taxes required to be filed, withheld, or paid by it. The Company and each of the Constellation Parties has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662. No claim has ever been made by an authority in a jurisdiction where the Company or any of the Constellation Parties does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

          (h) UNITED STATES PERSON. Each of the Constellation Parties and the Seller are each a "United States Person" within the meaning of
Section 1445(f)(3) of the Code, as amended, and shall execute and deliver an "Entity Transferor" certification at Closing.

          (i) LIABILITIES. Except for any normal and customary accrued liabilities and obligations of the Company in the ordinary course of the business of Company as set forth on the updated Operating Statements of Company to be delivered at Closing, neither the Company, CPI Springfield nor Constellation-Springfield shall have any liabilities or obligations, either accrued, absolute, contingent, or otherwise, which will not be paid or discharged on or before the Closing Date. In addition, except for the claims and liabilities described in the preceding sentence, neither the Company, CPI Springfield nor Constellation-Springfield has received notice of any claim against (or liability of) the Company, CPI Springfield or Constellation-Springfield arising from business done, transactions entered into or other events occurring prior to the Closing Date (and to the best knowledge of each of the Constellation Parties and the Company, no basis for any such claim or liability exists).

          (j) The representations and warranties in this Section 10 shall be deemed remade by Seller (for itself, for the other Constellation Parties and for the Company), as of the Closing Date with the same force and effect as if in fact specifically remade at that time. The representations and warranties made in this Section 10 shall survive the Closing without time limitation.

     11. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to, and covenants with Seller, as follows, which representations, warranties, and covenants are true, correct and complete on the date of this Agreement, shall be true, correct, and complete at Closing:

          (a) Neither its entering into this Agreement or its consummation of the transactions contemplated hereby does nor will violate any indenture, agreement or order by which Buyer is bound, or any rule, order, or law applicable to it.

          (b) The execution and delivery of this Agreement has been approved by the directors or officers, as applicable, of Buyer and no further corporate action is required on the part of Buyer to consummate the transaction contemplated hereby. There are no proceedings pending or threatened by or against Buyer in bankruptcy, insolvency or reorganization in any state or federal court which adversely affect the ability of Buyer to enter into and perform its obligations under this Agreement

     12. COVENANTS OF SELLER. Seller (for itself, for the other Constellation Parties and for the Company) hereby covenant with Buyer as follows:

          (a) NEW LEASES. The Company shall not amend any Lease or execute any new lease, license, or other agreement affecting the ownership or operation of all or any portion of the Property or for personal property, equipment, or vehicles, without Buyer's prior written approval.

          (b) NEW CONTRACTS. The Company shall not enter into any contract with respect to the ownership and operation of all or any portion of any or all of the Property that will survive the Closing, or that would otherwise affect the use, operation or enjoyment of the Property, without Buyer's prior written approval, except for service contracts entered into in the ordinary course of business that are terminable, without penalty, on not more than 30 days' notice, for which no consent shall be required. Neither Constellation-Springfield nor CPI Springfield shall enter into, or amend, any contract or agreement without the Buyer's written approval.

          (c) OPERATING AGREEMENT. The Operating Agreement shall not be amended without Buyer's prior written approval. From and after the Leasing Requirements Satisfaction Date, there shall be no distributions of Net Cash Flow to members of the Company under the Operating Agreement.

          (d) SALES CONTRACT. The Company shall not amend the Sales Contract or execute any new agreement pertaining thereto without Buyer's prior written approval.

          (e) INSURANCE. The insurance policies described in Section 8 above shall remain continuously in force through and including the Closing Date.

          (f) OPERATION OF THE PROPERTY. The Company shall construct, operate and manage the Property in a manner consistent with similar class "A" shopping centers in Fairfax County, Virginia, in good repair and working order; shall keep on hand sufficient materials, supplies, equipment and other personal property for the efficient operation and management of the Property in such manner; and shall perform, when due, all of the Company's obligations under the Leases, Contracts, Governmental Approvals and other agreements relating to the Property and otherwise in accordance with applicable laws, ordinances, rules and regulations affecting the Property. Without the prior written consent of Buyer, the Company shall not incur any indebtedness, other that normal and customary current indebtedness for current payables necessary for the day-to-day operation of the Property.

          (g) PRE-CLOSING EXPENSES. Seller has paid or will pay or cause to be paid in full, prior to the Closing, all bills and invoices for labor, goods, material and services of any kind relating to the Property and utility charges, relating to the period prior to the Closing. Except as the parties may otherwise agree at or prior to Closing, any alterations, installations, decorations and other work required to be performed under any and all agreements affecting the Property have been or will, by the Closing, be completed and paid for in full.

          (h) GOOD FAITH. All actions required pursuant to this Agreement that are necessary to effectuate the transaction contemplated herein will be taken promptly and in good faith by the Constellation Parties or the Company, as applicable, and Seller shall furnish Buyer with such documents or further assurances as Buyer may reasonably require.

          (i) NO ASSIGNMENT. After the Contract Date and prior to the Closing, none of the Constellation Parties shall assign, alienate, lien, encumber or otherwise transfer all or any part of any or all of the Shares, Member Interest, the Property or any interest in any or all of them.

          (j)  AVAILABILITY OF RECORDS, AUDIT REPRESENTATION LETTER.

               (1) Upon Buyer's request, for a period of two years after the Closing, Seller shall (i) make the Records available to Buyer for inspection, copying and audit by Buyer's designated accountants; and (ii) cooperate with Buyer (without any third party expense to Seller) in obtaining any and all permits, licenses, authorizations, and other Governmental Approvals necessary for the operation of any or all of the Property. Without limitation of the foregoing in this Section, Seller agree to abide by the terms of Exhibit "D" attached hereto. At any time before or within two years after the Closing, Seller further agrees to provide to the Buyer's designated independent auditor, upon request of Buyer or such auditor: (x) access (to the same extent to which Buyer would be entitled to such access) to the books and records of the Property and all related information (including the information listed on Exhibit "D") regarding the period for which Buyer is required to have the Property audited under the regulations of the Securities and Exchange Commission, and (y) a representation letter delivered by each managing agent of the Property regarding the books and records of the Property, in substantially the form as attached hereto as Exhibit "E."

               (2) In addition, Seller shall provide, and cooperate, in all respects, in providing, Buyer with copies of, or access to, such factual information as may be reasonably requested by Buyer, and in the possession or control of Seller, to enable the Buyer or the REIT to issue one or more mutually agreed upon press releases concerning the transaction that is the subject of this Agreement, to file a Current Report on Form 8-K (as specified on Exhibit "D"), if, as and when such filing may be required by the SEC and to make any other filings that may be required by any Governmental Authority. The obligation of Seller to cooperate in providing Buyer with such information for Buyer to file its Current Report on Form 8-K shall survive the Closing.

          (k) CHANGE IN CONDITIONS. Seller shall promptly notify Buyer of any change in any condition with respect to the Company, the other Constellation Parties, the Property or of the occurrence of any event or circumstance that makes any representation or warranty of Seller to Buyer under this Agreement untrue or misleading, or any covenant of Buyer under this Agreement incapable or less likely of being performed, it being understood that Seller's obligation to provide notice to Buyer under this Section shall in no way relieve Seller of any liability for a breach by Seller of any of its representations, warranties or covenants under this Agreement.

          (l) ENTITY STRUCTURE. From the Contract Date through and including the Closing Date, the Company and each of the Constellation Parties shall maintain the same composition of its members as exists on the Contract Date, unless otherwise expressly or consented to by Buyer in writing.

          (m) CURE OF VIOLATIONS. On or before the Closing Date, Seller shall cure (or escrow sufficient funds at the Closing with the Buyer's Title Company to cure) (i) all violation(s) of law, code, ordinance or regulation that are the subject of any written notice issued by a Governmental Authority with respect to the Property, and (ii) legal deficiencies discovered at or in any Property before the Closing.

     All covenants made in this Agreement by Seller shall survive the Closing for a period of eighteen (18) months.

     13.  ADDITIONAL CONDITIONS PRECEDENT TO CLOSING.

          (a) BUYER'S CONDITIONS PRECEDENT. In addition to any other Conditions Precedent of Buyer enumerated in this Agreement, the following shall be additional Buyer's Conditions Precedent (any of which may be waived by Buyer prior to Closing:

               (1) PENDING ACTIONS. At the Closing, there shall be no administrative agency, litigation or governmental proceeding of any kind whatsoever, pending or threatened, that, after the Closing, would, in Buyer's sole and absolute discretion, materially and adversely affect the Company, Constellation-Springfield, CPI Springfield, the Shares or the Member Interest, the transfer of the Shares, or the value or marketability of the Property, or the ability of the Company to operate the Property in the manner intended.

               (2) ZONING. On the Closing Date, no proceedings shall be pending or threatened that could or would involve the change, redesignation, redefinition or other modification of the zoning classifications of (or any building, environmental, or code requirements applicable to) the Property, or any portion thereof, or any property adjacent to the

Property, in a manner which, in Buyer's sole and absolute discretion, would materially and adversely affect the value or marketability of the Property.

               (3) FLOOD INSURANCE. As of the Closing Date, if the Property is located in a flood plain, Company shall have obtained flood plain insurance in form and substance acceptable to Buyer.

               (4) ASSUMED INDEBTEDNESS. Subject to agreement of the holder of the Assumed Indebtedness to deliver the Constellation Release at Closing, Seller shall provide to Buyer a letter from First Union National Bank (or the then holder of the Assumed Indebtedness) dated no earlier than 30 days prior to the Closing Date, approving the transfer of the Shares to the Buyer, setting forth the amount of principal and interest outstanding as of the Closing Date, and stating that there has not been, and there does not currently exist, any default under any of the Assumed Indebtedness. Such letter shall be referred to as the "Lender's Approval."

               (5) OWNERS. The composition of members of the Company and each of the Constellation Parties on the Closing Date shall be the same as on the Contract Date.

               (6) BANKRUPTCY. As of the Closing Date, neither Seller, nor any of the Constellation Parties nor the Property shall be the subject of any bankruptcy proceeding for which approval of this transaction has not been given and issued by the applicable bankruptcy court.

               (7) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Seller (whether for itself, for the Company or for any of the other Constellation Parties) contained in this Agreement shall be true and correct as of the Closing Date in all material respects, as though such representations and warranties were made on such date.

               (8) COVENANTS PERFORMED. All covenants and obligations of the Constellation Parties and Company required to be performed on or prior to the Closing Date shall have been performed, in all material respects.

               (9) APPROVAL BY BUYER'S SHAREHOLDERS. REIT's Board of Trustees and shareholders shall have approved this Agreement and the consummation of the transactions contemplated by this Agreement.

          (b) SELLER'S CONDITIONS PRECEDENT. The following shall be conditions precedent to the Seller's obligation to complete Closing under this Agreement (any of which may be waived by Seller at or prior to Closing):

               (1) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement shall be true and correct as of the Closing Date, in all material respects, as though such representations and warranties were made on such date.

               (2) COVENANTS. All covenants of Buyer required to be performed on or prior to the Closing Date shall have been performed, in all material respects.

     14.  RISK OF LOSS OR DAMAGE.

          (a) If, prior to the Closing, all or any portion of the Property is damaged by fire or other natural casualty (collectively, "Damage"), or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively, "Eminent Domain"), then the following procedures shall apply:

               (1) If the aggregate cost of repair or replacement in connection with any Damage or the value of the Eminent Domain (collectively, "repair and/or replacement") is $200,000.00 or less, in the mutual and reasonable opinions of Buyer and Seller, Buyer shall close and take the Property in question as diminished by the Damage or Eminent Domain, as the case may be. Any casualty insurance or condemnation proceeds shall be the sole property of the Company.

               (2) If the aggregate cost of repair and/or replacement at the Property is greater than $200,000.00, in the mutual and reasonable opinions of Buyer and Seller, then Buyer, in its sole and absolute discretion, may elect any of the following options: (i) Buyer may proceed to close on the Shares without diminution of the Purchase Price, or (ii) Buyer may elect to terminate this Agreement by written notice to Seller. Any casualty insurance or condemnation proceeds shall be the sole property of the Company.

          (b) In the event of a dispute between Seller and Buyer with respect to the cost of repair and/or replacement with respect to the matters set forth in this Section 14, an engineer designated by Seller and an engineer designated by Buyer shall select an independent engineer licensed to practice in the Commonwealth of Virginia who shall resolve such dispute. All fees, costs and expenses of such third engineer so selected shall be shared equally by Buyer and Seller.

          15.  DEFAULT.

          (a) DEFAULT BY SELLER. If any of Seller's representations and warranties (whether for itself, for the Company or for any of the other Constellation Parties) contained herein shall not be true and correct on the Contract Date and continuing thereafter through and including the Closing Date, or if any of the Constellation Parties fails to perform any of the covenants and agreements contained herein to be performed by such party within the time for performance as specified herein (including Seller's obligation to close), or if any of the Buyer's Conditions Precedent shall not have been satisfied, Buyer may elect either to (i) terminate Buyer's obligations under this Agreement by written notice to Seller, in which event Buyer shall retain all rights and remedies available to it; or (ii) close, in which event Buyer may file an action for either or both of specific performance and damages to compel Seller to cure all or any of such default(s), in whole or in part, whereupon Buyer shall be entitled to deduct from the Purchase Price, the cost of such action and cure, and all reasonable expenses incurred by Buyer in connection therewith, including, but not limited to, attorneys' fees of Buyer's counsel. Notwithstanding anything to the contrary herein and in addition to any other remedies of Buyer, Buyer shall be entitled to recover actual (but not consequential) damages suffered by Buyer by reason of Seller's defaults hereunder and/or any delay occasioned thereby, including, without limitation, Buyer's Reasonable Costs. The remedies of Buyer set forth in this Section 15(a) shall be in addition to remedies otherwise applicable or provided in this Agreement or otherwise available to Buyer at law or in equity, including, without limitation, specific performance, it being understood that Buyer's rights and remedies under this Agreement shall always be non-exclusive and cumulative and that the exercise of one remedy or form of relief available to Buyer hereunder shall not be exclusive or constitute a waiver of any other.

          (b) DEFAULT BY BUYER. In the event Buyer defaults in its obligations to acquire the Shares, then Seller may (i) pursue and action for specific performance, or (ii) terminate this Agreement and recover actual (but not consequential) damages suffered by Seller by reason of Buyer's defaults hereunder and/or any delay occasioned thereby, including, without limitation, the reasonable out-of-pocket costs and expenses incurred by Seller in connection with this Agreement.

          (c) INDEMNIFICATION OF BUYER. Each of the Constellation Parties and Seller's shareholders, jointly and severally, as the case may be, shall and does hereby indemnify, protect, defend and hold the Buyer Indemnified Parties harmless from and against any claims, losses, demands, liabilities, suits, costs and damages suffered by the Buyer Indemnified Parties, including consequential as well as actual damages and attorneys' fees of counsel selected by the Buyer Indemnified Parties and other costs of defense, incurred, arising against, or suffered by, the Buyer Indemnified Parties or its assigns as a direct or indirect consequence of (i) any breach of any representation, warranty or covenant made in this Agreement by Seller (whether for itself, for the Company or for any of the other Constellation Parties), or any other default by Seller, whether discovered before or after the Closing or (ii) any default claim, action or omission arising or alleging to arise under the Existing Loan Documents and relating to the period prior to the Closing, whether asserted before or after the Closing. This indemnification obligation shall expire eighteen (18) months from the Closing Date, except as to claims under Section 6 of this

Agreement which may be made until thirty (30) months after the date of this Agreement, and except as to claims under Section 10 which may be made until the expiration of the time period under statute of limitation applicable to such claims.

          (d) INDEMNIFICATION OF SELLER. Buyer shall indemnify, protect, defend and hold Seller and each of Seller's shareholders (the "Indemnified Parties") harmless from and against any claims, losses, demands, liabilities, suits, costs and damages suffered by the Seller Indemnified Parties, including consequential as well as actual damages and attorneys' fees of counsel selected by the Seller Indemnified Parties and other costs of defense, incurred, arising against, or suffered by, the Seller Indemnified Parties or its assigns as a direct or indirect consequence of any breach of any misrepresentation, warranty or covenant made in this Agreement by Buyer, or any other default by Buyer, whether discovered before or after the Closing. This indemnification obligation shall expire eighteen (18) months from the Closing Date, except as to claims under Section 11 which may be made until the expiration of the time period under the statute of limitation applicable to such claims.

          (e) BUYER NOTICE AND RIGHT TO CURE. Anything contained in this Agreement to the contrary notwithstanding, any thing or act which would otherwise be a default hereunder by Buyer shall not be a default unless Seller shall have given Buyer notice of such default, and Buyer shall have failed to cure the same within thirty (30) days after such notice. No notice of default shall be required in the case of Buyer's default in failing to complete Closing on the required Closing Date.

          (f) SELLER'S NOTICE AND RIGHT TO CURE. Anything contained in this Agreement to the contrary notwithstanding, any thing or act which would otherwise be a default hereunder by Seller shall not be a default unless Buyer shall have given Seller notice of such default, and Seller shall have failed to cure the same within thirty (30) days after such notice. No notice of default shall be required in the case of Seller's default in failing to complete Closing on the required Closing Date.

          16.  ENTIRE AGREEMENT.

     This Agreement contains the entire agreement among Seller and Buyer pertaining to the Property, and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise, of any kind whatsoever concerning this sale. Any changes or additions to this Agreement must be made in writing and executed by the parties hereto. All Exhibits attached to this Agreement are made a part of this Agreement. This Agreement may be executed in counterparts, each of which is an original, but all of which are a single instrument.

     17. NOTICES. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and Buyer as follows:

                                      SELLER:

                    Constellation Properties, Inc.
                    c/o Constellation Real Estate, Inc.
                    8815 Centre Park Drive - Suite 400
                    Columbia, MD   21045
                    Attention:     General Counsel

                                       BUYER:

                    Corporate Office Properties, L.P.
                    c/o Corporate Office Properties Trust
                    One Logan Square, Suite 1105
                    Philadelphia, PA   19103
                    Attention:     Clay W. Hamlin, III
                                   President and Chief Executive Officer

                           WITH A COPY TO ITS ATTORNEYS:

                    F. Michael Wysocki, Esquire
                    Saul, Ewing, Remick & Saul LLP
                    Centre Square West
                    1500 Market Street - 38th Floor
                    Philadelphia, PA   19102

Notices shall be deemed properly delivered and received when and if either
(i) personally delivered, including via facsimile; or (ii) on the first business day after deposit with a commercial overnight courier for delivery on the next business day. Any party may change its address for delivery of notices by properly notifying the others pursuant to this Section.

     18. NO RECORDING. This Agreement shall not be recorded in any Clerk's Office, Recorder's Office or in any office or place of public record. If Buyer records this Agreement or causes or permits this Agreement to be recorded, Seller may elect to treat such act as a breach of this Agreement and may declare this Agreement terminated, null and void by recording notice of such termination in the same records in which this Agreement has been recorded.

     19. COMMISSIONS. Seller and Buyer each represents that it has not dealt with any brokers in connection with this transaction. Buyer and Seller will indemnify and defend the other from any and all claims, actual or threatened, for compensation by any third party by reason of breach of its or their representation or warranty contained in this Section. The provisions of this
Section 19 shall survive Closing.

     20. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.


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     21.  LITIGATION.  Seller and Buyer waive all rights to a jury trial with respect to any disputes relating to this Agreement, whether arising before or after Closing. In the event of litigation between the parties with respect to the Property, this Agreement, the performance of their respective obligations hereunder or the effect of a termination under this Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including, but not limited to, reasonable attorneys' fees of counsel selected by the prevailing party. The parties hereby further acknowledge and agree that in the event of litigation between them, as contemplated above, and the resolution of that litigation through compromise, settlement, or partial judgment, the court before which such litigation is initially brought shall have the right to allocate responsibility, between Seller and Buyer, for all costs and expenses (including, but not limited to, attorneys' reasonable fees) incurred by both Seller and Buyer in the pursuit of that litigation resolved through compromise, settlement or partial judgment. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this Section shall survive termination of this Agreement and the Closing, if applicable.

     22. BENEFIT. This Agreement is for the benefit only of the parties hereto and their nominees, successors, beneficiaries and assignees as permitted in
Section 27(a) below, above and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

     23. LIMITATION OF LIABILITY. Upon the Closing, neither the REIT nor the Buyer shall assume or undertake to pay, satisfy or discharge any liabilities, obligations or commitments of Seller other than those specifically agreed to between the parties and set forth in this Agreement. Except as otherwise specifically provided in this Agreement, neither the REIT nor the Buyer shall assume or discharge any debts, obligations, liabilities or commitments of Seller, whether accrued now or hereafter, fixed or contingent, known or unknown. Neither the holders of shares in the REIT, nor the trustees, officers, employees or agents of the REIT shall be liable under this Agreement and all parties hereto shall look solely to the REIT assets for the payment of any claim or for the performance of any obligation of the REIT as a party to this Agreement, both in its own capacity and in its capacity as a general partner of the Buyer.

     24.  MISCELLANEOUS.

          (a) BUYER'S RIGHT TO ASSIGN. Buyer shall have the right to assign this Agreement, in whole or in part, without the prior consent of Seller, and upon notice from Buyer, Seller agrees to convey the Shares directly to Buyer's assignee, provided that Buyer and/or such assignee have fulfilled Buyer's obligations under this Agreement. Any such assignment shall not relieve the named Buyer of its obligations through the completion of Closing under this Agreement.

          (b) ENTIRE AGREEMENT. This Agreement and the other agreements described in this Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings,


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

letters of intent and proposals are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

          (c) TIME OF THE ESSENCE. Time is of the essence of this Agreement. If any date herein set forth for the performance of any obligations by Seller or Buyer or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term "legal holiday" means any state or federal holiday for which financial institutions or post offices are generally closed in the Commonwealth of Pennsylvania for observance thereof.

          (d) CONDITIONS PRECEDENT. The obligations of Buyer to pay the Purchase Price and to close the transaction contemplated herein are subject to the express Buyer's Conditions Precedent set forth in this Agreement, each of which is for the sole benefit of Buyer and may be waived at any time by written notice thereof from Buyer to Seller. The waiver of any particular Buyer's Condition Precedent shall not constitute the waiver of any other.

          (e) CONSTRUCTION. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Buyer have contributed substantially and materially to the preparation of this Agreement. The headings of various Sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

          (f) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland (without giving effect to the conflict of law rules of that state).

          (g) PARTIAL INVALIDITY. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

          (h) EXPENSES. Except and to the extent as otherwise expressly provided to the contrary herein, Buyer and Seller shall each bear its own respective costs and expenses relating to the transactions contemplated hereby, including, without limitation, fees and expenses of legal counsel or other representatives for the services used, hired or connected with the proposed transactions mentioned above.

          (i) CONTROL OF DEFENSE COUNSEL. Each indemnified party shall give reasonably prompt notice to each indemnifying party of any action or proceeding commenced against the indemnified party in respect of which indemnity may be sought hereunder, but failure so to notify an indemnifying party (i) shall not relieve it from any liability which it may have


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under any indemnity provided herein unless and to the extent it did not otherwise learn of such action and the lack of notice by the indemnified party results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) shall not, in any event, relieve the indemnifying party from any obligations to any indemnified party hereunder other than its indemnification obligation if the indemnifying party so elects within a reasonable time after receipt of such notice, the indemnifying party may assume the defense of such action or proceeding at such indemnifying party's own expense with counsel chosen by the indemnifying party; provided, however, that, if such indemnified party or parties reasonably determine that a conflict of interest exists where it is advisable for such indemnified party or parties to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to them which are different from or in addition to those available to the indemnifying party, then the indemnifying party shall not be entitled to one separate counsel at the indemnifying party's expense. If an indemnifying party is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this Section, the indemnifying party or parties will pay the reasonable fees and expenses of counsel for the indemnified party or parties. In such event however, no indemnifying party will be liable for any settlement effected without the written consent of such indemnifying party. If an indemnifying party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this Section, such indemnifying party shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action or proceeding.

          (j) WAIVER OF CONDITIONS PRECEDENT. Buyer and Seller shall each have the right, in its sole and absolute discretion, to waive any Condition Precedent for its benefit contained in this Agreement.

          (k) COUNTERPARTS. This Agreement may be executed in any number of identical counterparts, any of which may contain the signatures of less than all parties, and all of which together shall constitute a single agreement.

     25. CALCULATION OF TIME PERIODS. Notwithstanding anything to the contrary contained in this Agreement, any period of time provided for in this Agreement that is intended to expire on or prior to the Closing Date, but that would extend beyond the Closing Date if permitted to run its full term, shall be deemed to expire upon the Closing.


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     IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement, intending to be legally bound hereby, as of the date and year first above written.

                                   BUYER:

                                   CORPORATE OFFICE PROPERTIES, L.P., a Delaware limited partnership, by its sole general partner, Corporate Office Properties Trust, a Maryland real estate investment trust


                                   By:     /s/ CLAY W. HAMLIN, III
                                           -------------------------------------
                                           Clay W. Hamlin, III, President

                                   SELLER:

                                   CONSTELLATION PROPERTIES, INC., a Maryland corporation


                                   By:                /s/
                                           -------------------------------------
                                   Name:
                                           -------------------------------------
                                   Title:
                                           -------------------------------------


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